Exhibit 99.1

Eastman Board Appoints New Director

KINGSPORT, Tenn., June 27, 2025 – The Board of Directors of Eastman Chemical Company (NYSE:EMN) has appointed Mr. Damon Audia as a director. Audia is Senior Vice President and Chief Financial Officer for AGCO Corporation (NYSE:AGCO), an $11.7 billion global leader in agricultural machinery and precision ag technology.

“We are thrilled to welcome Damon to our Board of Directors. His extensive experience in finance and his strategic acumen will be invaluable as Eastman continues to pursue its vision of innovation and growth,” said Mark Costa, Board Chair and CEO. “Damon's leadership and deep understanding of business strategy and experience across diverse industries, including automotive and agriculture, will contribute significantly to our mission of delivering relevant and innovative solutions to our customers.”

Audia joined AGCO in 2022 as Chief Financial Officer. Prior to this, he held key financial leadership roles at Kennametal Inc., Carpenter Technology Corporation, and The Goodyear Tire & Rubber Company. Audia began his career in the automotive industry with Delphi Corporation and General Motors. He holds an MBA from Carnegie Mellon University and a bachelor’s degree in general studies from the University of Michigan.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2024 revenue of approximately $9.4 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

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Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com